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                                                                   Exhibit 23.2




                        Independent Auditors' Consent

We consent to the incorporation by reference in this Registration Statement on Form S-4 of ESB Financial Corporation and the related Prospectus of our report dated January 20, 1999, with respect to the consolidated financial statements of ESB Financial Corporation and subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, which report is incorporated by reference in the Annual Report on Form 10-K filed by ESB Financial Corporation for the year ended December 31, 1998, and to the reference to our firm under the heading "Experts" in the Registration Statement and the related Prospectus.




/s/ KPMG LLP
Pittsburgh, Pennsylvania
October 13, 1999